EXHIBIT 10.18

CONSENT AND TWELFTH AMENDMENT TO CREDIT AGREEMENT

This TWELFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is effective as of March 15, 2004 and is entered into by and among Opinion Research Corporation, a Delaware corporation (“Parent”), ORC INC., a Delaware corporation (“ORC”; Parent and ORC are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), the Subsidiaries of Borrowers party hereto, Heller Financial, Inc., in its capacity as Agent for the Lenders party to the Credit Agreement described below (“Agent”), and the Lenders which are signatories hereto.

WHEREAS, Agent, Lenders and Borrowers are parties to a certain Credit Agreement dated as of May 26, 1999 (as such agreement has from time to time been amended, supplemented or otherwise modified, the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

2. Amendments. Subject to the conditions set forth below, the Agreement is amended as follows:

(a) Section 1.3(E) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

“(E) Success Fee. In consideration of the Agent and Lenders entering into that certain Waiver and Eleventh Amendment to Credit Agreement dated as of December 30, 2003 (the “Eleventh Amendment”) by and among Agent, Lenders, Borrowers and the other Loan Parties thereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, Borrowers shall pay to Agent for the benefit of the Lenders, on the Success Fee Payment Date (as defined below), a non-refundable success fee (which shall be deemed to have been fully earned on December 30, 2003) equal to (i) 0.25% of the Success Fee Commitment if the Success Fee Payment Date occurs on or prior to March 31, 2004, (ii) 1.0% of the Success Fee Commitment if the Success Fee Payment Date occurs on or prior to June 30, 2004, (iii) 1.5% of the Success Fee Commitment if the Success Fee Payment Date occurs on or before September 30, 2004, or (iv) 2.0% if the Success Fee Payment Date occurs on or after October 1, 2004.

“Success Fee Payment Date” means the earlier to occur of (a) the date the principal balance of the Loans are repaid in full (whether due to a refinanancing of the Obligations, a sale of any assets or capital stock of any Loan Party or otherwise) and (b) the Expiry Date.

“Success Fee Commitment” means the aggregate Revolving Loan Commitment plus the outstanding principal balance of the Term Loan, in each case as in effect on December 30, 2003 after giving effect to the Eleventh Amendment.”

(b) Section 4.10 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

“4.10 EBITDA to Principal and Interest Ratio. Borrowers shall not permit the EBITDA to Principal and Interest Ratio for any twelve (12) month period ending on any date set forth below to be less than the ratio set forth opposite such date.

Date	Ratio
December 31, 2003	1.30

March 31, 2004	1.35
June 30, 2004	1.40
September 30, 2004	1.55

December 31, 2004 and the last day of each calendar quarter ending thereafter	1.80

“EBITDA to Principal and Interest Ratio” will be calculated as illustrated on Exhibit 4.8(C).”

3. Consents.

(a) Notwithstanding anything to the contrary contained in the Agreement or any other Loan Document, Agent and Lenders consent to ORC being merged with and into Parent, with Parent as the surviving corporation, at such time as Borrowers may elect, if, and only if, all of the following conditions are satisfied (it being understood that it shall constitute an immediate Event of Default under the Agreement if such merger is consummated without satisfying all of the following conditions):

(i) no Default or Event of Default has occurred and is continuing on the effective date of such merger nor would any Default or Event of Default exist after giving effect to such merger;

(ii) immediately prior to the effectiveness of such merger, ORC owns no material assets other than 100% of the issued and outstanding capital stock of ORC International Holdings, Inc.;

(iii) immediately prior to the effectiveness of such merger, Parent shall have entered into such Security Documents, or amendments to existing Security Documents, in form and substance reasonably acceptable to Agent, in order to grant to Agent, for the benefit of the Lenders, (I) a first priority perfected security interest in no less than 65% of the issued and outstanding capital stock of ORC International Holdings, Inc. and (II) a first priority perfected security interest in all other assets of ORC transferred to Parent as a result of such merger; and

(iv) such merger shall be permitted under the Subordinated Loan Agreement.

(b) Agent and Lenders hereby consent to Parent entering into that certain Fifth Amendment to Investment Agreement in the form attached hereto as Exhibit A.

4. Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:

(a) Borrowers and the other Loan Parties party hereto shall have executed and delivered this Amendment, and such other documents and instruments as Agent may require shall have been executed and/or delivered to Agent;

(b) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel;

(c) no Default or Event of Default shall have occurred and be continuing;

(d) Parent shall have entered into the Fifth Amendment to Investment Agreement in the form attached hereto as Exhibit A; and

(e) the representations and warranties set forth in Section 5 below are true, correct and complete.

5. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each of the Borrowers represents and warrants to Agent and Lenders:

(a) that the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrowers and each Loan Party signatory hereto and that this Amendment has been duly executed and delivered by the Borrowers and each Loan Party signatory hereto; and

(b) that each of the representations and warranties set forth in the Agreement (other than those which, by their terms, specifically are made as of certain date prior to the date hereof) are true and correct in all material respects as of the date hereof.

6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7. References. Any reference to the Agreement contained in any document, instrument or agreement executed in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

9. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.

10. Reaffirmation. Each Loan Party party hereto has executed and delivered one or more of the Security Documents and/or the other Loan Documents as debtor, grantor, pledgor, guarantor, assignor, or in other similar capacities in which such Person has granted liens or security interests in their respective properties or otherwise acted as an accommodation party or guarantor, as the case may be. Each Loan Party party hereto hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under the Security Documents and any other Loan Documents to which it is a party and, to the extent any such Person has granted liens on or security interests in any of their respective properties pursuant to any of the Security Documents or any of the other Loan Documents as security for or otherwise guaranteed the Obligations under or with respect to the Agreement or any other Loan Documents, hereby ratifies and reaffirms such payment and performance obligations, guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations. Each Loan Party party hereto agrees that each of the Security Documents and each other Loan Document remains in full force and effect and is hereby ratified and reaffirmed, and agrees that the Amendment shall not: (i) operate as a waiver of any right, power or remedy of Agent or Lenders under the Loan Documents or (ii) constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

11. Release. Effective as of the date hereof and in consideration for the agreements of Agent and Lenders to amend the Agreement and give the consents as provided above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed by the Loan Parties, each Loan Party hereby releases and discharges Agent and Lenders and their respective employees, officers, directors, attorneys and agents from any and all known and unknown claims, causes of action, demands, debts, obligations, liabilities and all other claims which such Loan Party may have against Agent or any Lender, which relate to any action or omission on the part of Agent or any Lender on or prior to the date hereof. Each Loan Party warrants and represents that it is the owner of all claims, demands and causes of action being settled and released and hereby warrants that no portion of any claim, right, demand or cause of action released hereby has been assigned or transferred to any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:		AGENT AND LENDERS:

OPINION RESEARCH CORPORATION, a Delaware corporation		HELLER FINANCIAL, INC., a Delaware corporation, as Agent and as a Lender

By:	/s/ Douglas L. Cox	By:	/s/ Douglas V. Cannaliato
Name:	Douglas L. Cox	Name:	Douglas V. Cannaliato
Title:	EVP, CFO and Secretary	Its:	Duly Authorized Signatory

ORC INC., a Delaware corporation

By:	/s/ Kevin P. Croke
Name:	Kevin P. Croke
Title:	President

SUBSIDIARIES:

ORC TELESERVICE CORP., a Delaware corporation		ORC PROTEL, INC., a Delaware corporation

By:	/s/ Kevin P. Croke	By:	/s/ Kevin P. Croke
Name:	Kevin P. Croke	Name:	Kevin P. Croke
Title:	Secretary	Title:	Secretary

MACRO INTERNATIONAL INC., a Delaware corporation		SOCIAL AND HEALTH SERVICES, LTD., a Maryland corporation

By:	/s/ Douglas L. Cox	By:	/s/ Kevin P. Croke
Name:	Douglas L. Cox	Name:	Kevin P. Croke
Title:	Secretary	Title:	Secretary

ORC TELECOMMUNICATIONS LTD., a Maryland corporation

By:	/s/ Douglas L. Cox
Name:	Douglas L. Cox
Title:	Secretary

Consent and Twelfth Amendment to Credit Agreement